Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement No. 333-94153 on Form S-8 pertaining to the 1998 Stock Option Plan of Fog Cutter Capital Group, Inc. (the “Company”), of our report dated March 9, 2006, except for Note 3 of the consolidated financial statements as to which the date is April 1, 2007, with respect to the consolidated financial statements of the Company for the year ended December 31, 2005, included in the Company’s 2005 Annual Report on Form 10-K.

/s/ UHY LLP

Los Angeles, California
April 1, 2007